June 25, 1996


          Mr. R. Carlos Carballada
          c/o First National Bank of Rochester
          35 State Street
          Rochester, NY 14614


          Re: Employment Agreement


          Dear Carl:

          The Board of Directors of FNB Rochester Corp. (the "Company") is pleased to offer you an extension of your employment agreement with the Company (the "Agreement") covering your services as President and Chief Executive Officer of the Company and of First National Bank of Rochester. The term of the Agreement, which was originally entered into on June 8, 1992, was previously extended to June 30, 1997 by letter agreement dated February 22, 1994. Subject to the terms of this letter and the modifications to the Agreement stated herein, the Agreement, which would have expired on June 30, 1997, will continue to govern your employment with the Company through June 30, 1998 and, as set forth below, shall be automatically extended for successive additional one year periods to new Agreement expiration dates of June 30, 1999 and June 30, 2000, unless either (1) the Board gives you written notice of its decision not to so extend the Agreement at least one year prior to any applicable Agreement expiration date or (2) you give the Board the same written notice of your decision not to extend the Agreement.

          Effective with the 1996 calendar year, you shall be entitled to six weeks of vacation per year instead of five weeks of vacation per year and Section 6 of the Agreement is modified accordingly.

          All provisions of the Agreement are intended to be consistent with and to comply with all applicable laws or regulations enacted or promulgated both before and after the execution date of this letter, and to the extent that any provision of the Agreement is inconsistent or not in compliance with applicable laws or regulations, that part which is inconsistent or not in compliance shall be deemed void.

          Except as expressly modified by the terms of this letter, the Agreement shall otherwise remain in full force and effect and may not be further modified or amended except in a writing executed by you and the Company. Upon your acceptance of this modification to the Agreement, the letter agreement of February 22, 1994 shall be deemed to be superseded and replaced. For purposes of the Change of Control Employment Agreement among you, the Company and First National Bank of Rochester dated as of February 1, 1996, the term "Existing Employment Agreement" shall hereafter mean the Agreement as extended and modified by this letter agreement.

          If you wish to accept this extension and modification of the Agreement, please indicate your acceptance and agreement in the space indicated below and return an executed copy of this letter to the undersigned.

          Very truly yours,


          FNB ROCHESTER CORP.


          By         s/Joseph M. Lobozzo II  6-25-96
             ----------------------------------------
          Joseph M. Lobozzo II, Director and
           Chairman - Nominating and Compensation Committee


          The foregoing extension of the June 8, 1992 employment agreement as previously extended by letter agreement dated February 22, 1994 is accepted and agreed to this 27th day of June 1996.



            s/ R. Carlos Carballada
           --------------------------
          R. Carlos Carballada